Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 27, 2019, relating to the financial statements and financial highlights of Gadsden Dynamic Multi-Asset ETF, a series of ETF Series Solutions, for the period ended October 31, 2019, and to the references to our firm under the headings “Questions and Answers,” “Other Service Providers,” and “Appendix B – Financial Highlights of the Target Fund” in the Combined Proxy Statement and Prospectus.

/s/ Cohen and Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

July 29, 2020